Exhibit 99.1

FOR IMMEDIATE RELEASE

NewLink Genetics Provides Operational & Clinical Update, Reports Fourth Quarter,
Year-End 2016 Financial Results
Management to Host Conference Call and Webcast Today at 8:30 a.m. ET
AMES, Iowa, February 28, 2017 - NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company focused on bringing novel immuno-oncology therapies to patients with cancer, today reported consolidated financial results for the fourth quarter and year ended 2016, as well as progress in its clinical development programs. NewLink Genetics also outlined key 2017 business priorities related to the clinical development programs for the Company’s immuno-oncology pipeline.
"NewLink Genetics has two separate and distinct IDO pathway inhibitors in clinical development. In 2017, we look forward to advancing clinical validation of IDO as an immuno-oncology target," said Charles J. Link, Jr. MD, Chairman, Chief Executive Officer and Chief Scientific Officer. "Our priorities going into 2017 are clear. For GDC-0919, we anticipate continued progress in the clinic in collaboration with our partner Genentech/Roche. We believe indoximod will emerge as one of the leading IDO pathway inhibitor programs in 2017.”
2016 Highlights

•	The IDO pathway, which helps cancer escape the patient’s immune system, became increasingly validated as an immuno-oncology target, with clinical data coming from NewLink Genetics and others.

•
Presented early Phase 2 clinical data of indoximod plus gemcitabine/nab-paclitaxel for the treatment of patients with metastatic pancreatic cancer at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting, suggesting evidence of safety and clinical activity.

•	Presented promising interim Phase 2 clinical data from a cohort of patients with advanced melanoma treated with indoximod plus pembrolizumab at the 2016 ASCO Annual Meeting.

•
Our Ebola vaccine candidate (rVSV∆G-ZEBOV GP), partnered with Merck, received breakthrough therapy designation from the FDA and PRIME status from the European Medicines Agency. In December 2016 the final results of the Guinea trial were published on-line in The Lancet and confirmed efficacy of the vaccine.

•	Finished 2016 with $131.5 million in cash and equivalents.

Anticipated Highlights in 2017

•
Our investigators have submitted an abstract to the American Association for Cancer Research (AACR) on the Phase 2 study cohort of patients with advanced melanoma treated with indoximod in combination with pembrolizumab.

Exhibit 99.1

•	We have been informed by the AACR committee that our abstract concerning our new chemical entity NLG802, a novel prodrug of indoximod, has been accepted for a poster presentation.

•	Genentech is expected to update on progress on a Phase 1b study of GDC-0919 in combination with atezolizumab for patients with solid tumors.

•	We intend to update progress from the Phase1b, dose-escalation study of indoximod and standard of care therapy in patients with Acute Myeloid Leukemia (AML).

•
We expect to finish the year with approximately $75 million in cash. This excludes potential payments from partners, the proceeds from any offering, and any costs associated with any strategic acquisitions.

“We are excited to be presenting clinical data for indoximod at upcoming scientific meetings in 2017 beginning at AACR next month,” said Nicholas Vahanian, M.D., President and Chief Medical Officer.
Financial Results
Cash Position: NewLink Genetics ended the year on December 31, 2016, with cash, cash equivalents, and certificates of deposit totaling $131.5 million compared to $197.8 million for the year ending December 31, 2015. The Company’s cash position is sufficient to fund current operations in the near and medium term.
R&D Expenses: Research and development expenses were $19.5 million and $93.3 million in the fourth quarter and year ended December 31, 2016 compared to $14.8 million and $71.4 million during the comparable periods in 2015. The increase year-over-year was due primarily to $11.1 million of charges incurred as a result of the restructuring during the second quarter of 2016, including a non-cash charge of $4.0 million related to impaired assets, with the remainder of the increase due to increases in contract manufacturing costs, supplies and equipment and clinical trial expenses.
G&A Expenses: General and administrative expenses in the fourth quarter and year ended December 31, 2016 were $7.2 million and $33.2 million compared to $7.7 million and $30.7 million during the comparable periods in 2015. The increase was due to an increase of $2.9 million in personnel-related expenses due to changes in transiently increased staffing levels, share-based compensation expense and compensation increases, an increase of $500,000 due to charges incurred as a result of the restructuring, offset by a decrease of $930,000 in consulting, legal and licensing fees, and supplies.
Net Loss: NewLink Genetics reported a net loss of $13.5 million or $0.46 per diluted share for the fourth quarter of 2016 and a net loss of $85.2 million or $2.94 per diluted share for the year ended December 31, 2016, compared to a net loss of $21.6 million or $0.75 per diluted share for the fourth quarter of 2015 and a net loss of $40.4 million or $1.41 per diluted share for the year ended December 31, 2015.
NewLink Genetics ended 2016 with 29,163,673 shares outstanding.
Conference Call and Webcast Details
The Company has scheduled a conference call and webcast for 8:30 a.m. ET today to discuss the results and to give an update on clinical and business development activities. NewLink Genetics’ senior management team will host the call, which will be open to all listeners. There will also be a question and answer session following the prepared remarks.
Access to the live conference call is available by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international) five minutes prior to the start of the call. The conference call will be webcast live and a link to the webcast can be accessed through the NewLink Genetics website at www.NewLinkGenetics.com in

Exhibit 99.1

the "Investors & Media" section under "Events and Presentations." To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode 71940747. The replay will be available for two weeks from the date of the call.
About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates to improve the lives of patients with cancer. NewLink Genetics' product candidates are designed to harness multiple components of the immune system to combat cancer.  For more information, please visit http://www.newlinkgenetics.com
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties.  All statements, other than statements of historical fact, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include, among others, statements about NewLink Genetics' financial guidance for 2017; results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics' future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink Genetics' Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the U.S. Securities and Exchange Commission (SEC).  The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change.  However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics' views as of any date subsequent to the date of this press release.

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Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investors:
Beth Kurth
LaVoieHealthScience

Exhibit 99.1

617-374-8800, ext. 106
bkurth@lavoiehealthscience.com

Media:
Alison Chen
LaVoieHealthScience
617-374-8800, ext. 104
achen@lavoiehealthscience.com

Exhibit 99.1

NewLink Genetics Corporation
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Grant revenue	$12,184	$6,064	$32,242	$32,358
Licensing and collaboration revenue	518	1,588	3,526	36,143
Total revenue	12,702	7,652	35,768	68,501
Operating expenses:
Research and development	19,490	14,795	93,300	71,414
General and administrative	7,182	7,682	33,226	30,689
Loss from operations	(13,970)	(14,825)	(90,758)	(33,602)
Other income (expense), net	128	(11)	247	(41)
Net loss before taxes	(13,842)	(14,836)	(90,511)	(33,643)
Income tax benefit (expense)	336	(6,738)	5,356	(6,738)
Net loss	$(13,506)	$(21,574)	$(85,155)	$(40,381)
Basic loss per share	$(0.46)	$(0.75)	$(2.94)	$(1.41)
Diluted loss per share	$(0.46)	$(0.75)	$(2.94)	$(1.41)
Basic and diluted average shares outstanding	29,147,247	28,788,615	28,979,327	28,586,585

Exhibit 99.1

NewLink Genetics Corporation
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)
	Year Ended
	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents and certificates of deposit	$131,490	$197,800
Prepaid expenses and other current assets	30,447	10,342
Income tax receivable	5,975	—
Total current assets	167,912	208,142
Property and equipment, net	6,835	10,400
Total assets	$174,747	$218,542

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$37,192	$12,422
Unearned revenue	391	892
Other current liabilities	322	667
Income taxes payable	—	859
Total current liabilities	37,905	14,840
Long-term liabilities:
Royalty obligation payable	6,000	6,000
Notes payable and obligations under capital leases	285	368
Deferred rent	1,091	1,153
Unearned revenue, excluding current portion	—	407
Total long-term liabilities	7,376	7,928
Total liabilities	45,281	22,768
Stockholders' equity:
Common stock	292	288
Additional paid-in capital, net	295,535	276,610
Treasury stock, at cost	(853)	(771)
Retained deficit	(165,508)	(80,353)
Total equity	129,466	195,774
Total liabilities and equity	$174,747	$218,542